AGREEMENT

THIS AGREEMENT (this "Agreement") is entered into as of July 24, 2003 between AURA SYSTEMS, INC., a Delaware corporation (the "Company"), and KOYAH LEVERAGE PARTNERS, L.P. and KOYAH PARTNERS, L.P. each a Delaware limited partnership (collectively the "Lenders").

WHEREAS, the Company has requested that the Lenders make loans to the Company;

WHEREAS, in addition to this Agreement, the Company will be executing and delivering four Convertible Promissory Notes (the "Notes") and a Security Agreement (the "Security Agreement") (collectively the "Transaction Documents");

WHEREAS, in order to induce the Lenders to make such loans and in connection with the Company and the Lenders entering into the Transaction Documents, the parties wish to provide for certain related matters, on the terms and conditions set forth herein;

NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1. Representations and Warranties of the Company. The Company hereby represents and warrants to the Lenders as follows:

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of Delaware; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing under any foreign corporation laws in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on the business, assets, operations, prospects or financial or other condition of the Company.

(b) The execution, delivery and performance of the Transaction Documents by the Company and the performance and consummation by the Company of the transactions contemplated in the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the Transaction Documents or the performance or consummation of any of the transactions contemplated hereby.

(c) The Transaction Documents have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity.

(d) The Company has taken or will take all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon conversion of the Notes, the shares issuable upon such conversion; all of such shares, upon their issuance and delivery in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.

(e) The execution and delivery by the Company of the Transaction Documents and the performance and consummation of the transactions contemplated thereby, do not and will not: (i) violate the Company's Articles of Incorporation or Bylaws ("Charter Documents") or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other person or entity to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Company or the suspension, revocation, impairment, forfeiture, or non-renewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties.

(f) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other person or entity (including, without limitation, the shareholders of any person or entity) is required in connection with the execution and delivery of the Transaction Documents by the Company and the performance and consummation of the transactions contemplated thereby.

(g) The Company is not in violation of or in default with respect to: (i) the Charter Documents or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; or (ii) any material mortgage, indenture, agreement, instrument or contract to which such person or entity is a party or by which it is bound (nor is there any waiver in effect which, if not in effect, would result in such a violation or default).

(h) No actions (including, without limitation, derivation actions), suits, proceeds or investigations are pending or, to the knowledge of the Company, threatened against the Company at law or in equity in any court or before any other governmental authority that if adversely determined would: (i) (alone or in the aggregate) have a material adverse effect on the business, assets, operations, prospects or financial or other condition of the Company or (ii) enjoin, either directly or indirectly, the execution, delivery or performance by the Company of the Transaction Documents or the transactions contemplated thereby.

(i) The Company owns and has good and marketable title or a valid leasehold interest in all assets and properties as reflected in the most recent financial statements delivered to the Lenders and all assets and properties acquired by the Company since such date, free and clear of liens and encumbrances.

(j) The Company owns or possesses sufficient legal rights to all patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights ("Intellectual Property Rights") necessary for its business as now conducted and as proposed to be conducted, free and clear of any liens or encumbrances and without any conflict with, or infringement of the rights of, others.

(k) The financial statements of the Company that have been delivered to the Lenders: (i) are in accordance with the books and records of the Company, which have been maintained in accordance with good business practices; (ii) have been prepared in conformity with accounting principles generally accepted in the United States; and (iii) fairly present the consolidated financial position of the Company as of the dates presented therein and the results of operations, changes in financial positions or cash flows, as the case may be, for the periods presented therein. The Company does not have any contingent obligations, liability for taxes or other outstanding obligations that are material in the aggregate, except as disclosed in such financial statements. Since the date of such financial statements, there has been no material adverse change in the financial position, business, operations, assets, liabilities or prospects of the Company.

(l) The Company has total assets in excess of $2,000,000 according to its most recent financial statements, which are dated not more than ninety (90) days prior to the date of this Agreement and the loans contemplated hereby and were prepared (i) in accordance with generally accepted accounting principles (and on a consolidated basis if the Company has consolidated subsidiaries) or (ii) in accordance with the rulers and requirements of the Securities and Exchange Commission, whether or not required by law to be prepared in accordance with those rules and requirements. The Company, and its officers and directors, have a preexisting business relationship with the Lenders.

4. Survival. The representations and warranties and the covenants of the Company contained in this Agreement shall survive the closing of the transactions contemplated by the Transaction Documents.

5. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Lenders in the case of an amendment and only with the written consent of the waiving party in the case of a waiver.

6. Entire Agreement. This Agreement, together with the other Transaction Documents, constitute the entire agreement of the parties concerning the subject matter hereof and thereof, all prior discussions, proposals, negotiations and understandings having been merged herein and therein.

7. Successors. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and the Lenders. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8. Severability. If any part of this Agreement is determined to be illegal or unenforceable, all other parts shall remain in full force and effect.

9. Attorneys' Fees. The Company shall pay the reasonable attorneys' fees, costs and disbursements of the Lenders in enforcing any terms of this Agreement, whether or not any action at law or in equity is brought.

10. Governing Law. The Agreement shall be governed by and construed and interpreted in accordance with the law of the State of Washington, without regard to that state's conflict of laws principles. All disputes between the parties hereto, whether sounding in contract, tort, equity or otherwise, shall be resolved only by state and federal courts located in Spokane, Washington, and the courts to which an appeal therefrom may be taken. All parties hereto waive any objections to the location of the above referenced courts, including but not limited to any objection based on lack of jurisdiction, improper venue or forum non-conveniens. Notwithstanding the foregoing, any party obtaining any order or judgment in any of the above referenced courts may bring an action in a court in another jurisdiction in order to enforce such order or judgment.

11. Miscellaneous. Any notice under this Agreement shall be given in writing and shall be addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by written notice to the other party.

Aura Systems, Inc.
2335 Alaska Avenue
El Segundo, CA 90245
Attn: Neal Meehan

Fax: 310-643-8719

Koyah Leverage Partners, L.P.
c/o ICM Asset Management, Inc.
601 West Main Avenue, Suite 600
Spokane WA 99201
Attn: Robert Law

Fax: 509-444-4500

Koyah Partners, L.P.
c/o ICM Asset Management, Inc.
601 West Main Avenue, Suite 600
Spokane WA 99201
Attn: Robert Law

Fax: 509-444-4500

12. The Company shall pay the costs and expenses of legal counsel to the Lenders in connection with the negotiation, execution and delivery of this Agreement, the Notes, the Security Agreement, and any other related agreements with the Lenders as well as the consummation of the transactions contemplated by and the administration of such agreements. The Company shall pay such costs and expenses immediately upon submittal, and the Lenders may apply any retainer held by them or their legal counsel against such costs and expenses. Alternatively, the Lenders may deduct some or all of such costs and expenses from the proceeds of the loans from the Lenders when disbursing such loans and/or pay such costs and expenses directly and then the amounts so paid shall constitute advances made under the Notes. Notwithstanding that the Company is paying such costs and expenses, the Company acknowledges and agrees that such legal counsel is representing only the Lenders, and not the Company.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first set forth above.

AURA SYSTEMS, INC. By: Name: Title:
KOYAH LEVERAGE PARTNERS, L.P. By: Koyah Ventures LLC, its general partner By: Name: Robert J. Law Title: Vice President
"Lender" KOYAH PARTNERS, L.P. By: Koyah Ventures LLC, its general partner By: Name: Robert J. Law Title: Vice President

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